Exhibit 99.1

s4

Press Release

FOR IMMEDIATE RELEASE	CTO Realty Growth Announces partial extinguishment of 3.875% convertible Senior notes

WINTER PARK, FL – April 3, 2025 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) announced today that the Company entered into privately negotiated exchange agreements with certain holders of its 3.875% Convertible Senior Notes due April 15, 2025 (the “Notes”). Prior to the exchange agreements, the Notes had an aggregate principal amount of $51.0 million, representing approximately 3.8 million underlying shares based on the current conversion ratio of 73.8112 shares of CTO common stock per $1,000 principal amount of the Notes.

In accordance with the terms of the exchange agreements, the Company exchanged $35.2 million aggregate principal amount of the Notes for 1,089,555 of newly issued shares of its common stock and $29.0 million in cash, including $0.6 million representing accrued interest. Including these common shares, CTO has 32,936,967 common shares outstanding as of April 3, 2025.

After the closing of these exchange agreements, $15.8 million aggregate principal amount of the Notes remains outstanding and is scheduled to be settled in cash on the maturity date of April 15, 2025. The Company estimates the cash settlement for the remaining principal amount of the Notes to be approximately $22 million. However, the final settlement amount will be computed based on the conversion ratio and volume weighted average price of CTO’s common stock over the settlement period, as defined in the indenture related to the Notes, and may differ from this estimate.

The exchanges are being made pursuant to an exemption from registration provided in Section 4(a)(2) of the Securities Act of 1933, as amended. This press release does not constitute an offer to exchange the Notes for common stock or other securities of the Company.

Truist Securities and ICR Capital LLC acted as the Company’s financial advisors.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. owns and operates high-quality, open-air shopping centers located in the higher growth Southeast and Southwest markets of the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE).

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words. Examples of forward-looking statements in this press release include, without limitation, statements regarding the Company’s estimate of the cash settlement amount for the remaining principal amount of the Notes.

Although forward-looking statements are made based upon management’s present expectations and beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, tariffs, distress in the banking sector, global supply chain disruptions, and ongoing geopolitical war; credit risk associated with the Company investing in structured investments; the ultimate geographic spread, severity and duration of pandemics, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Contact:

Investor Relations

ir@ctoreit.com